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                                  Exhibit 10(l)
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         Consulting Agreement among Scotts' Miracle-Gro Products, Inc., the Registrant and Horace Hagedorn

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July 9, 1997




Horace Hagedorn
Old House Lane
Sands Point, NY  11050

Dear Horace:

We are thrilled that you have agreed to assist Scotts and Miracle-Gro by serving as a consultant to our businesses. Based on your decision to retire, this agreement replaces your May 15, 1995 employment agreement effective March 31, 1997 through May 15, 1999. By your acceptance of this letter, it is agreed between us that:

1. The Scotts Company and its subsidiaries (hereinafter Scotts) hereby retains you to render, and you agree to render to Scotts your personal services as an independent contractor and consultant. In this capacity, you will assist Scotts with its general business needs, especially in the areas of advertising, marketing and strategic planning.

2. The terms of this particular agreement shall begin April 1, 1997 and continue through May 15, 1999. Prior to May 15, 1999 we will discuss your future decision based on your new lifestyle. This agreement may be terminated by either party for any reason upon 12 months written notice.

3. Scotts agrees to pay you for your services rendered hereunder at the rate of $240,000 per year paid quarterly (March, June, September, December). Further reasonable expenses incurred directly as a result of this consultancy will be reimbursed upon your furnishing of receipts of Scotts' subsequent approval. You will be responsible for the payment of any taxes associated with this agreement.

4. In the performance of your services hereunder, you will be free to use your discretion as to the days or hours worked and the manner in which you perform your services.

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Horace Hagedorn
July 9, 1997
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5.   This Agreement contemplates your personal services and is not assignable by you. It is further agreed that you are an independent contractor hereunder, and that you will hold harmless Scotts from any of your acts arising hereunder or claims of third parties arising out of your alleged acts.

6. You agree that you are not entitled to any employee benefits from Scotts as a result of your services hereunder.

7. This Agreement comprises the entire understanding between us and may not be modified except by written amendment hereto signed by both parties.

This letter is sent to you in duplicate. If the terms set forth herein are satisfactory to you, please execute both copies in the space provided below and return one copy to us. Thank you.

Yours very truly,

THE SCOTTS COMPANY

By:  /s/  Charles M. Berger
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     Charles M. Berger

Date:  7/9/97


ACCEPTED AND AGREED TO:

By:  /s/  Horace Hagedorn
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     Horace Hagedorn

Date:  7/24/97